NATIONAL EQUIPMENT SERVICES, INC.

                          CERTIFICATE OF DESIGNATION OF
                          SENIOR REDEEMABLE CONVERTIBLE
              PREFERRED STOCK, SERIES A, SETTING FORTH THE POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND
                 RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

                  Pursuant to Section 151 of the Delaware General Corporation Law, National Equipment Services, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Charter"), the Board of Directors of the Corporation on May 13, 1999 duly adopted the following resolution creating a series of Preferred Stock designated as Senior Redeemable Convertible Preferred Stock, Series A, and such resolution has not been modified and is in full force and effect on the date hereof:

                  RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Charter, a series of the class of authorized Preferred Stock, par value $0.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1.        Designation and Number.

                  (a) The shares of such series shall be designated as Senior Redeemable Convertible Preferred Stock, Series A (the "Preferred Stock"). The number of shares initially constituting the Preferred Stock shall be 100,000, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Preferred Stock.

                  (b) The Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, rank prior to all other classes and series of Junior Stock (as defined below) of the Corporation now or hereafter authorized including, without limitation, the Common Stock.

                  (c) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11 below.


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                                                                               2

Section 2.        Dividends and Distributions.

                  Each holder of shares of Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, dividends and other distributions (including, without limitation, any options, warrants or other rights to acquire capital stock of the Corporation whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement, or other property or assets) on a parity with each holder of Common Stock. Such dividends and distributions shall be payable on each share of Preferred Stock in an amount equal to the dividends per share payable on the number of shares of Common Stock into which such share of Preferred Stock would be convertible under Section 8 on the record date for determining eligibility to receive such dividends, or if no record date is established, on the date such dividends are actually paid.

Section 3.        Voting Rights.

                  In addition to any voting rights provided by law, the holders of shares of Preferred Stock shall have the following voting rights:

                  (a) So long as the Preferred Stock is outstanding, each share of Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted his shares of Preferred Stock into Common Stock pursuant to Section 8 on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

                  (b) Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least 51% of the outstanding shares of Preferred Stock, voting separately as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to:

                           (i) increase the authorized number of shares of
Preferred Stock; and

                           (ii) authorize, adopt or approve an amendment to the
Charter that would increase or decrease the par value of the shares of Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Preferred Stock, or otherwise affect the rights of the shares of the Preferred Stock adversely, including, without limitation, the liquidation preference provisions.

                  (c)(i) At each meeting of stockholders at which the holders of shares of Preferred Stock shall have the right, voting separately as a single class, to take any action, the presence in person or by proxy of the holders of record of one-third of the total number of shares of Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                                    (A) the absence of a quorum of the holders
of shares of Preferred Stock shall not prevent the election of directors, and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the taking of any action as provided in this
Section 3; and

                                    (B) in the absence of a quorum of the
holders of shares of Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

                  (ii) For taking of any action as provided in Section 3(b) by the holders of shares of Preferred Stock, each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; provided, however, that shares of Preferred Stock held by the Corporation or any Affiliate of the Corporation shall not be deemed to be outstanding for purposes of taking any action as provided in this Section 3.

Section 4.        Certain Restrictions.

                  (a) Whenever the Corporation shall not have converted Preferred Stock at a time required by Section 8 or 10, at such time and thereafter until all conversion obligations provided in Section 8 or 10 that have come due shall have been satisfied, or whenever the Corporation shall not have redeemed shares of Preferred Stock at a time required by Section 5, at such time and thereafter until all redemption obligations provided in Section 5 that have come due shall have been satisfied or all necessary funds have been set apart for payment, the Corporation shall not: (A) declare or pay dividends, or make any other distributions, on any shares of Junior Stock (other than Common Stock) or (B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock.

                  (b) Whenever the Corporation shall not have converted shares of Preferred Stock at a time required by Section 8 or 10, at such time and thereafter until all conversion obligations provided in Section 8 or 10 that have come due shall have been satisfied, or whenever the Corporation shall not have redeemed shares of Preferred Stock at a time required by Section 5, at such time and thereafter until all redemption obligations provided in Section 5 that have come due shall have been satisfied or all necessary funds have been set apart for payment, the Corporation shall not redeem, purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock; provided, however, that (A) the Corporation may accept shares of any Senior Stock, Parity Stock or Junior Stock for conversion into Junior Stock and (B) the Corporation may at any time redeem, purchase or otherwise acquire shares of any Parity Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation contained in such Parity Stock, pro rata with the Preferred Stock in proportion to the total amount then required to be applied by the Corporation to redeem, repurchase, or otherwise acquire shares of Preferred Stock and shares of such Parity Stock.

                  (c) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to Section 4(b), purchase such shares at such time and in such manner.

Section 5.        Redemption.

                  (a) On April 30, 2009 (the "Redemption Date"), the Corporation shall redeem all of the shares of Preferred Stock then outstanding, at a price per share (the "Redemption Price") equal to (A) the Stated Value, plus (B) an amount per share equal to all declared and unpaid dividends thereon, to the Redemption Date, in immediately available funds.

                  (b) Notice of any redemption of shares of Preferred Stock pursuant to Section 5(a) shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York (if such publication shall be required by applicable law, rule, regulation or securities exchange requirement), not less than 30, nor more than 60, days prior to the date fixed for redemption. In any case, a similar notice shall be mailed at least 30, but not more than 60, days prior to the date fixed for redemption to each holder of shares of Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, or may cause the transfer books of the Corporation for the Preferred Stock to be closed, not more than 60 days or less than 30 days prior to the date fixed for such redemption.

                  (c) At any time after a notice of redemption shall have been mailed and before the Redemption Date, the Corporation shall deposit for the benefit of the holders of shares of Preferred Stock to be redeemed the funds necessary for such redemption with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $500,000,000. Any moneys so deposited by the Corporation and unclaimed at the end of two years from the date designated for such redemption shall revert to the general funds of the Corporation. After such reversion, any such bank or trust company, upon demand, shall pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Preferred Stock to be redeemed shall look only to the Corporation for the payment of the Redemption Price. In the event that moneys are deposited pursuant to this Section 5(c) in respect of shares of Preferred Stock that are converted in accordance with the provisions of Section 8, such moneys shall, upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such moneys and shall be relieved of all responsibilities to the holders of such converted shares in respect thereof. Any interest accrued on funds deposited pursuant to this Section 5(c) shall be paid from time to time to the Corporation for its own account.

                  (d) Notice of redemption having been given as aforesaid, upon the deposit of funds pursuant to Section 5(c) in respect of shares of Preferred Stock to be redeemed pursuant to Section 5(a), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Redemption Date (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor and the right to convert such shares into shares of Common Stock until the close of business on the Redemption Date, in accordance with Section 8; provided, however, that if the Corporation shall default in the payment of the Redemption Price, the shares of Preferred Stock that were to be redeemed shall thereafter be deemed to be outstanding and the holders thereof shall have all of the rights of a holder of Preferred Stock until such time as such default shall no longer be continuing or shall have been waived by holders of at least 51% of the then outstanding shares of Preferred Stock.

Section 6.        Reacquired Shares.

                  Any shares of Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Preferred Stock shall upon their cancellation become authorized but unissued shares of preferred stock, par value $.01 per share, of the Corporation and, upon the filing of an appropriate Certificate of Designation with the Secretary of State of the State of Delaware, may be reissued as part of another series of preferred stock, par value

$.01 per share, of the Corporation, but in any event may not be reissued as shares of Preferred Stock unless all of the shares of Preferred Stock issued on the Issue Date shall have already been redeemed or converted.

Section 7.        Liquidation, Dissolution or Winding Up.

                  (a) If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (any such event, a "Liquidation"), no distribution shall be made to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Preferred Stock shall have received an amount per share of Preferred Stock equal to the greater of (A) the Stated Value, plus all declared and unpaid dividends to the date of distribution, or (B) the proceeds in Liquidation that the holders of Preferred Stock would have received in respect of all shares of Common Stock issuable to such holders upon conversion of a share of Preferred Stock owned by such holders, assuming that such share of Preferred Stock owned by such holders had been converted into shares of Common Stock in accordance with Section 8 immediately prior to the Liquidation (such greater amount being the "Preferred Stock Liquidation Amount").

                  (b) Notwithstanding the foregoing, if the assets distributable upon a Liquidation shall be insufficient to pay in full the Preferred Stock Liquidation Amount on all shares of Preferred Stock outstanding and any amount payable to the holders of Parity Stock, then all of the assets available after payment of any amounts payable on the Senior Stock shall be distributed among the holders of the Preferred Stock and the Parity Stock ratably in proportion to the respective amounts of the assets to which they would otherwise be entitled.

                  (c) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

Section 8.        Voluntary Conversion.

                  (a) Any holder of Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 8, any or all of such holder's shares of Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to Section 8(g), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) Stated Value divided by (ii) the Conversion Price (as defined below) then in effect, except that with respect to any shares which shall be called for redemption, such right shall terminate at the close of business on the date of redemption for such shares, unless in any such case the Corporation shall default in payment due upon redemption thereof. The Conversion Price shall be $13.00, subject to adjustment as set forth in Section 8(d). Such conversion right shall be exercised by the surrender of the shares to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such shares and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 8(k). All shares of Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Preferred Stock shall be issued in lieu thereof.

                  (b) As promptly as practicable after the surrender, as herein provided, of any shares of Preferred Stock for conversion pursuant to Section 8(a), the Corporation shall deliver to or upon the written order of the holder of such shares so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Preferred Stock may be or have been converted in accordance with the provisions of this Section 8. Subject to the following provisions of this paragraph and of Section 8(d), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Preferred Stock shall have been surrendered in satisfactory form for conversion, and the Person or Persons entitled to receive the Common Stock deliverable upon conversion of such shares of Preferred Stock shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no surrender shall be effective to constitute the Person or Persons entitled to receive the Common Stock deliverable upon such conversion as the record holder or holders of such Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Conversion Price in effect at, such time on such next succeeding day.

                  (c) To the extent permitted by law, when shares of Preferred Stock are converted, all dividends which have been declared and are unpaid on the Preferred Stock so converted to the date of conversion shall be immediately due and payable and must accompany the shares of Common Stock issued upon such conversion.

                  (d) The Conversion Price shall be subject to adjustment as follows:

                           (i) If the Corporation shall at any time or from time
to time (A) pay a dividend or make a distribution (other than a dividend or distribution paid to holders of Preferred Stock in the manner provided in
Section 2) on the outstanding shares of Common Stock in capital stock (which, for purposes of this Section 8(d) shall include, without limitation, any options, warrants or other rights to acquire capital stock) of the Corporation,
(B) subdivide the outstanding shares of Common Stock into a larger number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue any shares of its capital stock in a reclassification of the Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(d)(i) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (B) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                           (ii) If the Corporation shall at any time or from
time to time issue shares of Common Stock (or securities convertible into or exchangeable for Common Stock, or any options, warrants or other rights to acquire shares of Common Stock) for a consideration per share less than the Conversion Price per share of

Common Stock then in effect at the record date or issuance date, as the case may be (the "Date"), referred to in the following sentence (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock initially under lying such convertible, exchangeable or exercisable security), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the Date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued or be issued upon the conversion, exchange or exercise of such convertible or exchangeable securities or options, warrants or other rights (plus the aggregate amount of any additional consideration initially payable upon such conversion, exchange or exercise of such security) would purchase at the Conversion Price on the Date.

Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business (1) in the case of issuance to stockholders of the Corporation, as such, on the record date for the determination of stockholders entitled to receive such shares, securities, options, warrants or other rights and (2) in all other cases, on the date ("issuance date") of such issuance; provided that:

                                    (A) the determination as to whether an
adjustment is required to be made pursuant to this Section 8(d)(ii) shall be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights;

                                    (B) if any convertible or exchangeable
securities, options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 8(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of
(x) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (y) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (z) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at this time; and

                                    (C) no adjustment in the Conversion Price
shall be made pursuant to this Section 8(d)(ii) as a result of any issuance of securities by the Corporation in respect of which an adjustment to the Conversion Price is made pursuant to Section 8(d)(i).

                           (iii) If the Corporation shall at any time or from
time to time distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding (A) dividends or distributions paid or made in the manner provided in Section 2, and (B) dividends payable in shares of Common Stock for which adjustment is made under Section 8(d)(i)) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those referred to in Section 8(d)(ii) or those in respect of which an adjustment in the Conversion Price is made pursuant to Section 8(d)(i) or (ii)), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Price of the Common Stock on the record date referred to below and (y) the denominator of which shall be such Market Price of the Common Stock less the then Fair Market Value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such denominator not to be less than one). Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) If the Corporation, at any time or from time to
time, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Section 8(d)(i) through Section 8(d)(iii), inclusive, or Section 8(h) (but not including any action described in any such Section) and the Board of Directors of the Corporation in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).

                           (v) Notwithstanding anything herein to the contrary,
no adjustment under this Section 8(d) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Preferred Stock pursuant hereto.

                           (vi) Notwithstanding anything herein to the contrary,
no adjustment under this Section 8(d) shall be made (x) upon the sale or grant of shares of Common Stock or options with respect to Common Stock in an aggregate amount not to exceed 3,181,419 shares of Common Stock (assuming the exercise of all such options) to employees or directors of the Corporation or to other service providers, or upon the issuance of shares of Common Stock upon exercise of any such options, if the sales price or exercise price thereof was not less than the Market Price of the Common Stock on the date such shares of Common Stock or options were sold or granted; provided, that in the case of options, Market Price shall be measured as of the time any such option was granted, not at the time of exercise, or (y) upon any adjustment in the Conversion Price itself; provided, that the number set forth in clause (x) shall be equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations.

                  (e) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

                  (f) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Preferred Stock at least 5 Business Days prior to effecting any of the foregoing transactions a certificate, signed by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                  (g) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Stated Value of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Current Market Price of the Common Stock on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Corporation.

                  (h) In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), (any of the foregoing, a "Transaction"), the Corporation, or such successor or purchasing Person, as the case may be, shall execute and deliver to each holder of Preferred Stock at least 10 Business Days prior to effecting any of the foregoing Transactions a certificate that the holder of each share of Preferred Stock then outstanding shall have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 8. If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Common Stock includes shares of stock or other securities of a Person other than the successor or purchasing Person and other than the Corporation, which controls or is controlled by the successor or purchasing Person or which, in connection with such Transaction, issues stock, securities, other property or cash to holders of Common Stock, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically acknowledge the obligations of such successor or purchasing Person and acknowledge its obligations to issue such stock, securities, other property or cash to the holders of Preferred Stock upon conversion of the shares of Preferred Stock as provided above. The provisions of this Section 8(h) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

                  (i) In case at any time or from time to time:

                           (i) the Corporation shall declare a dividend (or any
other distribution) on its Common Stock;

                           (ii) the Corporation shall authorize the granting to
the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                           (iii) there shall be any reclassification of the
Common Stock, or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

                           (iv) there shall be any voluntary or involuntary
dissolution, liquidation or winding up of the Corporation;


then the Corporation shall mail to each holder of shares of Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

                  (j) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock pursuant to
Section 8(a) or 10(a), such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

                  (k) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock pursuant to Section 8(a) or 10(a) shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

Section 9.        Certain Remedies.

                  Any registered holder of Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designation and to enforce specifically the terms and provisions of this Certificate of Designation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

Section 10.       Mandatory Conversion.

                  (a) If at any time after one year from the Issue Date, the arithmetic average of the Market Price of the Common Stock over a 60 consecutive Trading Day period equals or exceeds $20.00 (adjusted for stock splits, stock dividends or combinations), then on the Business Day specified by the Corporation occurring no more than 60 days after the end of such 60 Trading Day period (the "Mandatory Conversion Date") the Corporation shall have the right, at its sole option and election, on not less than 30 days notice of the Mandatory Conversion Date to require all the holders of Preferred Stock to covert all (but not less than all) of their shares of Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to Section 8(g), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Stated Value per share divided by (ii) the Conversion Price in effect on the date of conversion pursuant to this Section 10 (the "Mandatory Conversion").

                  (b) Within 20 Business Days of the Mandatory Conversion Date, the Corporation shall deliver to each holder of Preferred Stock being converted
(i) an
officer's certificate attesting to the satisfaction of the condition precedent to the Mandatory Conversion and (ii) a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Preferred Stock may be or have been converted in accordance with this Section 10. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made immediately prior to the close of business on the Mandatory Conversion Date, and the Person or Persons entitled to receive the Common Stock deliverable upon conversion of such shares of Preferred Stock shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no surrender shall be effective to constitute the Person or Persons entitled to receive the Common Stock deliverable upon such conversion as the record holder or holders of such Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Conversion Price in effect at, such time on such next succeeding day.

                  (c) To the extent permitted by law, when shares of Preferred Stock are converted, all dividends declared and unpaid on the Preferred Stock so converted to the date of conversion shall be immediately due and payable and must accompany the shares of Common Stock issued upon such conversion.

                  (d) Notice of a conversion of shares of Preferred Stock pursuant to Section 10(a) shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York (if such publication shall be required by applicable law, rule, regulation or securities exchange requirement), not less than 30, nor more than 60, days prior to the Mandatory Conversion Date and a similar notice shall be mailed at least 30, but not more than 60 days prior to the Mandatory Conversion Date to each holder at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the conversion of shares of Preferred Stock hereunder the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be converted, or may cause the transfer books of the Corporation for the Preferred Stock to be closed, not more than 60 or less than 30 days prior to the Mandatory Conversion Date.

                  (e) Unless otherwise agreed, on or prior to the Mandatory Conversion Date, the Corporation shall deposit for the benefit of the holders of shares of Preferred Stock to be exchanged the shares of Common Stock and cash in the amount of declared and unpaid dividends (the "Dividends") necessary for such exchange with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $500,000,000. Any shares of Common Stock and Dividends so deposited by the Corporation and unclaimed at the end of two years from the date designated for such exchange shall revert to the Corporation. After such reversion, any such bank or trust company shall, upon demand, return to the Corporation such unclaimed shares of Common Stock and Dividends and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Preferred Stock to be converted shall look only to the Corporation for the delivery of the shares of Common Stock and Dividends. In the event that shares of Common Stock and Dividends are deposited pursuant to this Section 10(e) in respect of shares of Preferred Stock that are converted prior to the Mandatory Conversion Date in accordance with the provisions of Section 8, such shares of Common Stock and Dividends shall, upon such conversion, revert to the Corporation and, upon demand, such bank or trust company shall return to the Corporation such shares of Common Stock and Dividends and shall be relieved of all responsibilities to the holders of such converted shares in respect thereof. Any dividends accrued on shares of Common Stock deposited pursuant to this Section 10(e) shall accrue for the accounts of, and be payable to, the holders of shares of Preferred Stock to be exchanged therefor. Any interest accruing on the Dividends shall be for the benefit and be payable to the Corporation.

                  (f) Notice of Mandatory Conversion having been given as aforesaid, upon the deposit of shares of Common Stock and Dividends pursuant to
Section 10(e) in respect of shares of Preferred Stock to be converted pursuant to Section 10(a), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Mandatory Conversion Date (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Preferred Stock to be converted shall cease and terminate, excepting only the right to receive the shares of Common Stock and Dividends and the right to convert such Preferred Stock into shares of Common Stock until the close of business on the Mandatory Conversion Date, in accordance with Section 8; provided, however, that if the Corporation shall default in the execution and delivery of the shares of Common Stock or Dividends, the shares of Preferred Stock that were to be converted shall thereafter be deemed to be outstanding and the holders thereof shall have all of the rights of a holder of Preferred Stock until such time as such default shall no longer be continuing or shall have been waived by holders of at least 51% of the then outstanding shares of Preferred Stock.

Section 11.       Definitions.

                  For the purposes of this Certificate of Designation of Preferred Stock, the following terms shall have the meanings indicated:

                  "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided that "Affiliate" shall not include any purchaser under the Stock Purchase Agreement or any Affiliate of any such purchaser.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized or required by law or executive order to close.

                  "Common Stock" shall mean the common stock, par value $.01 per share, and each other class of capital stock, of the Corporation that does not have a preference over any other class of capital stock of the Corporation as to dividends or upon liquidation, dissolution or winding up of the Corporation and, in each case, shall include any other class of capital stock of the Corporation into which such stock is reclassified or reconstituted.

                  "Current Market Price" per share shall mean, on any date specified herein for the determination thereof, (a) the average daily Market Price of the Common Stock for those days during the period of 40 days, ending on such date, which are Trading Days, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Market Price on such date.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                  "Fair Market Value" shall mean the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm's-length transaction (assuming in the case of Common Stock (i) that the Common Stock is valued "as if fully distributed" and
(ii) no consideration is given for minority investment discounts, or discounts related to illiquidity or restrictions on transferability).

                  "Issue Date" shall mean the original date of issuance of shares of Preferred Stock to the holders pursuant to the Stock Purchase Agreement.

                  "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock including, without limitation, the Common Stock.

                  "Market Price" shall mean, per share of Common Stock on any date specified herein: (a) the closing price per share of the Common Stock on such date published in The Wall Street Journal or, if no such closing price on such date is published in The Wall Street Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security, the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by NASDAQ and reported by any member firm of the NYSE, selected by the Corporation. If neither (a), (b) or (c) is applicable, Market Price shall mean the Fair Market Value per share determined in good faith by the Board of Directors of the Corporation which shall be deemed to be Fair Market Value unless holders of at least 51% of the outstanding shares of Preferred Stock request that the Corporation obtain an opinion of a nationally recognized investment banking firm chosen by such holders (at the Corporation's expense), in which event Fair Market Value shall be as determined by such investment banking firm.

                  "NASDAQ" shall mean the National Market System of the NASDAQ Stock Market.

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "Parity Stock" shall mean any capital stock of the Corporation, including the Preferred Stock, ranking on a par (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock.

                  "Person" shall mean any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger) of such entity.

                  "Senior Stock" shall mean any capital stock of the Corporation ranking senior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

                  "Stated Value" shall mean $1000 per share of Preferred Stock

                  "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated ________, 1999 between the Corporation, The 1818 Fund III, L.P. and the other parties signatory thereto, as the same may be amended from time to time.

                  "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

                  "Trading Days" shall mean a day on which the national securities exchanges are open for trading.

Section 12.       Modification or Amendment.

                  Except as specifically set forth herein, modifications or amendments to this Certificate of Designation may be made by the Corporation with the consent of the holders of at least 51% of the outstanding shares of Preferred Stock.

                  IN WITNESS WHEREOF, National Equipment Services, Inc. has caused this Certificate to be duly executed in its corporate name on this 13th day of May, 1999.

                                            NATIONAL EQUIPMENT SERVICES, INC.


                                            By: /s/ Kevin Rodgers
                                                -----------------
                                                Name:  Kevin Rodgers
                                                Title: President and Chief
                                                       Executive Officer